Exhibit 10.1

HCP, Inc.
Executive Bonus Program

1.              PURPOSE

The purpose of this HCP, Inc. Executive Bonus Program (this “Program”) is to promote the success of HCP, Inc., a Maryland corporation (the “Corporation”), by motivating the executives selected to participate in this Program (each, a “Participant”) to maximize the performance of the Corporation and rewarding them with cash bonuses directly related to such performance.  This Program is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) (“Section 162(m)”) of the United States Internal Revenue Code of 1986, as amended (the “Code”).  This Program is adopted under Section 5.2 of the Corporation’s 2006 Performance Incentive Plan (the “Plan”).  Capitalized terms are defined in the Plan if not defined herein.

2.     ADMINISTRATION

This Program shall be administered by the Compensation Committee of the Board (the “Committee”), which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m).  Action of the Committee with respect to the administration of this Program shall be taken pursuant to a majority vote or by the unanimous written consent of its members.  The Committee shall have the authority to construe and interpret this Program and any agreements or other document relating to Awards under the Program, may adopt rules and regulations relating to the administration of this Program, and shall exercise all other duties and powers conferred on it by this Program.  Any decision or action of the Committee within its authority hereunder shall be conclusive and binding upon all persons.  Neither the Board nor the Committee, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Program (or any Award made under this Program).

The Program will operate on the basis of one or more calendar years (each, a “Performance Period”).  The initial Performance Period under the Program will be the 2008 calendar year.  The Committee will determine the extent to which the Program will continue in effect with respect to any subsequent calendar year.  Not later than two and one-half months into each Performance Period, the Committee will, in its sole discretion, select the Participants to whom “Awards” will be granted for that Performance Period, determine the “Maximum Bonus Amount” for each Participant for that Performance Period (which maximum need not be the same from Participant to Participant or, as to any particular Participant, the same from Performance Period to Performance Period), and determine the “Target FFO Per Share” for that Performance Period.  Participation by an executive in one Performance Period does not give an executive any right to participation in any subsequent Performance Period.

3.              AWARDS

3.1                   Award Grants; Maximum Bonus Amounts.  An Award is granted to each Participant participating in this Program for a particular Performance Period.  Each “Award” represents the opportunity to receive a cash payment determined under this Section 3 (a “Bonus”), subject to the terms and conditions of this Program, with respect to the related Performance Period.  The actual amount of the Bonus paid to each Participant for a particular Performance Period will be calculated based on the Participant’s Maximum Bonus Amount for that Performance Period and the percentage achievement on the Corporation’s target Funds From Operations Per Share amount for that Performance Period (the “Target FFO Per Share”), according to the following chart.

Percentage Achievement of Target FFO Per Share Amount	Percentage Payout of Participant’s Maximum Bonus Amount

Equal to or greater than 100%	100%

Equal to 75%	60%

Equal to 68%	10%

Below 68%	No Bonus Payout

Between 68% and 75%	Percentage calculated on linear scale between 10% and 60%

Between 75% and 100%	Percentage calculated on linear scale between 60% and 100%

In no case, however, shall the amount of any Participant’s Bonus for a Performance Period exceed $5,000,000.

3.2                   Determination of Performance.  For purposes of this Program, “Funds From Operations Per Share” means the Corporation’s funds from operations per share during the Performance Period, as prescribed by the National Association of Real Estate Investment Trusts (“NAREIT”) as in effect on the first day of the Performance Period, and shall be calculated on a fully diluted basis using the weighted average of diluted shares of the Corporation’s common stock outstanding during the Performance Period.  Funds From Operations Per Share shall be calculated before taking into account any non-recurring charges incurred by the Corporation with respect to the Performance Period for (i) material strategic or financing transactions approved by the Board of Directors and (ii) impairments.  The determination as to whether the Corporation has attained the performance goals with respect to the Performance Period shall be made by the Committee acting in good faith.  The Committee’s determination regarding whether the Corporation has attained the performance goals shall be made no later than the March 15 following the end of the Performance Period.

3.3                   Committee Discretion.  Notwithstanding the foregoing provisions, the Committee retains discretion to reduce (but not increase) the Bonus otherwise payable to any one or more Participants pursuant to Sections 3.1 and 3.2.  The Committee may exercise such discretion on any basis it deems appropriate (including, but not limited to, its assessment of the Corporation’s performance relative to its operating or strategic goals for the Performance Period and/or the Participant’s individual performance for such period).  For purposes of clarity, if the Committee exercises its discretion to reduce the amount of any Bonus payable hereunder, it may not allocate the amount of such reduction to Bonuses payable to other Participants.

3.4                   Payment of Bonuses.  Any Bonuses shall be paid (subject to tax withholding pursuant to Section 4.6) as soon as practicable following the certification of the Committee’s findings under Section 3.2 and its determination of the final Bonus amount (after giving effect to any exercise of its discretion to reduce Bonuses pursuant to Section 3.3) for the particular Performance Period, but in no event later than March 15 following the end of the Performance Period.

3.5                   Termination of Employment.  If a Participant’s employment with the Corporation and its Subsidiaries terminates at any time during a Performance Period, the Participant’s Award for that Performance Period will immediately terminate upon such termination of employment, and the Participant will not be entitled to any Bonus payment in respect of such Award; provided, however, if the Participant is a party to a written employment agreement with the Corporation or one of its Subsidiaries or is covered by a written severance plan maintained by the Corporation or one of its Subsidiaries and, in connection with the Participant’s termination of employment, the Participant is entitled to severance benefits pursuant to that agreement or plan, as applicable, the Participant’s right to a Bonus with respect to the Performance Period shall be determined pursuant to such other agreement or plan.

3.6                   Adjustments.  The Committee shall adjust any provisions applicable to Awards granted under this Program to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances.

3.7                   Change in Control.  If a Change in Control Event with respect to the Corporation occurs at any time during a Performance Period, that Performance Period for all outstanding Awards will be shortened so that the Performance Period will be deemed to have ended on the last day prior to such Change in Control Event.  The Bonus Pool and the Bonuses payable with respect to each Award for that Performance Period will be determined in accordance with the foregoing provisions of this Section 3 based on such shortened Performance Period and based on a pro-rated Target FFO Per Share (with such pro-ration based on the portion of that Performance Period that elapsed prior to such Change in Control Event).  Such Bonuses shall be paid (subject to tax withholding pursuant to Section 4.6) as soon as practicable following, and in all events not later than seventy four (74) days after, the date of the Change in Control Event.  For purposes of this Section 3.7, “Change in Control Event” shall have the meaning ascribed to such term in the Plan.

4.     GENERAL PROVISIONS

4.1                   Rights of Participants.

(a)          No Right to Continued Employment.  Nothing in this Program (or in any other documents evidencing any Award under this Program) will be deemed to confer on any Participant any right to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary to terminate his or her employment at any time.

(b)         Program Not Funded.  No Participant or other person will have any right or claim to any specific funds, property or assets of the Corporation by reason of any Award hereunder.  To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

4.2                   Non-Transferability of Benefits and Interests.  Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Program shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.  This Section 4.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (b) after the disability of a Participant to the disabled Participant’s personal representative.

4.3                   Force and Effect.  The various provisions herein are severable in their entirety.  Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

4.4                   Governing Law.  This Program and any cash awards granted hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland.

4.5                   Construction.

(a)          Section 162(m).  It is the intent of the Corporation that this Program and the Awards and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m).  Any provision, application or interpretation of this Program inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

(b)         Section 409A.  It is intended that Awards under this Program qualify as “short-term deferrals” within the meaning of the guidance provided by the Internal Revenue Service under Section 409A of the Code and this Program shall be interpreted consistent with that intent.

4.6                   Tax Withholding.  Upon the payment of any Bonus, the Corporation shall have the right to deduct the amount of any federal, state or local taxes that the Corporation or any Subsidiary may be required to withhold with respect to such payment.

4.7                   Amendment or Termination of Program.  The Board or the Committee may at any time terminate, amend, modify or suspend this Program, in whole or in part.  Notwithstanding the foregoing, no amendment may be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable rules of Section 162(m) and no amendment shall be effective that would violate Section 162(m).